Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated September 19, 2025, relating to the consolidated financial statements of Nova Minerals Corp, as of and for the years ended June 30, 2025 and 2024.

/s/ Grassi & Co., CPAs, P.C.

Grassi & Co., CPAs, P.C.

Glastonbury, Connecticut
July 30, 2026